SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

[ X ] Filed by the registrant

[   ] Filed by a party other than the registrant


Check the appropriate box:

[   ] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))

[ X ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                              HFNC FINANCIAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                                                 October 3, 1997


Dear Stockholder:

         You are cordially invited to attend the second Annual Meeting of Stockholders of HFNC Financial Corp. The meeting will be held at the Holiday Inn Center City, 230 North College Street, Charlotte, North Carolina 28202, on Friday, October 24, 1997 at 11:00 a.m., Eastern Time. The matters to be considered by stockholders at the Annual Meeting are described in the accompanying materials.

         It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

         Your continued support of and interest in HFNC Financial Corp. are sincerely appreciated.

                                            Sincerely,


                                            /s/H. Joe King, Jr.
                                            -------------------
                                            H. Joe King, Jr.
                                            Chairman of the Board, President and
                                            Chief Executive Officer

                              HFNC FINANCIAL CORP.
                             139 South Tryon Street
                         Charlotte, North Carolina 28202
                                 (704) 373-0400


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held on October 24, 1997


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of HFNC Financial Corp. (the "Company") will be held at the Holiday Inn Center City located at 230 North College Street, Charlotte, North Carolina 28202, on Friday, October 24, 1997 at 11:00 a.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

         (1) To elect seven (7) directors for a one-year term and until their successors are elected and qualified;

         (2) To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending June 30, 1998; and

         (3) To transact such other business as may properly come before the meeting or any adjournment thereof. Management is not aware of any other such business.

         The Board of Directors has fixed September 16, 1997 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting.



                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              /s/Ann G. Benton
                                              ----------------
                                              Ann G. Benton
                                              Secretary


Charlotte, North Carolina
October 3, 1997

--------------------------------------------------------------------------------
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
--------------------------------------------------------------------------------

                              HFNC FINANCIAL CORP.


                                 PROXY STATEMENT


                         ANNUAL MEETING OF STOCKHOLDERS

                                October 24, 1997

         This Proxy Statement is furnished to holders of common stock, $.01 par value per share ("Common Stock"), of HFNC Financial Corp. (the "Company"), the holding company of Home Federal Savings and Loan Association (the
"Association"). The Company acquired all of the Association's common stock issued in connection with the conversion of the Association from mutual to stock form in December 1995. Proxies are being solicited on behalf of the Board of Directors of the Company to be used at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Holiday Inn Center City located at 230 North College Street, Charlotte, North Carolina, on Friday, October 24, 1997 at 11:00 a.m., Eastern Time, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement is first being mailed to stockholders on or about October 3, 1997.

         The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted FOR the nominees for director described herein, FOR ratification of the appointment of Deloitte & Touche LLP for fiscal 1998, and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (Ann G. Benton, Secretary, HFNC Financial Corp.); (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.


                                     VOTING

Only stockholders of record at the close of business on September 16, 1997 ("Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 17,192,500 shares of Common Stock outstanding and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting. Directors are elected by a plurality of the votes cast with a quorum present. Abstentions are considered in determining the presence of a quorum and will not affect the plurality vote required for the election of directors. The affirmative vote of the holders of a majority of the total votes present in person or by proxy is required to ratify the appointment of the independent auditors. Under rules applicable to broker-dealers, the proposal for ratification of the auditors is considered a "discretionary" item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions and for which there will not be "broker non-votes."

                INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR
                             AND EXECUTIVE OFFICERS

Election of Directors

         The Bylaws of the Company presently authorize seven directors. The directors are elected annually by the stockholders of the Company for a term of one year and until their successors are elected and qualified. The Company's Articles of Incorporation and Bylaws provide that at the first annual meeting of stockholders at which there are or would be nine or more directors, the Board of Directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be divided into three classes as nearly equal in number as possible, with one class to be elected annually. At each annual meeting of stockholders thereafter, directors elected to succeed those whose terms are expiring shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders and when their respective successors are elected and qualified. Stockholders of the Company are not permitted to cumulate their votes for the election of directors.

         No director or executive officer of the Company is related to any other director or executive officer of the Company by blood, marriage or adoption, and each of the nominees currently serve as a director of the Company.

         Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the nominees for director listed below. If the person or persons named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for one or more replacement nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.

         The following table presents information concerning the nominees for director of the Company for a one-year term expiring in 1998.

            Nominees for Director for One-Year Term Expiring in 1997


                                           Principal Occupation During        Director
     Name                   Age(1)            the Past Five Years             Since(2)
     ----                   ------            -------------------             --------
H. Joe King, Jr.              65         Chairman of the Board,                 1974
                                         President and Chief Executive
                                         Officer of the Company and
                                         the Association since
                                         September  1995  and  1974,
                                         respectively.          Vice
                                         President and various other
                                         positions      with     the
                                         Association since 1962.

J. Harold Barnes, Jr.         53         Director; Executive Vice               1987
                                         President of the Company and
                                         the Association since
                                         September  1995  and  1987,
                                         respectively.  Senior  Vice
                                         President and various other
                                         positions      with     the
                                         Association since 1964.

Ray W. Bradley, Jr.           75         Director; presently retired.           1961
                                         Formerly an attorney in private
                                         practice.

Joe M. Logan                  81         Director; self-employed real           1972
                                         estate broker and independent
                                         contractor associated with the
                                         real estate firm of McGuire
                                         Properties, Charlotte, North
                                         Carolina since 1976.  Prior
                                         thereto, Vice President of
                                         Lance, Inc., a snack food
                                         manufacturer headquartered in
                                         Charlotte, North Carolina.

John M. McCaskill             63         Director; Senior Vice President        1988
                                         of Operations for Belk
                                         Brothers Company, a retail
                                         department store chain
                                         headquartered in Charlotte,
                                         North Carolina.









                                        - 4 -

                                           Principal Occupation During        Director
     Name                   Age(1)            the Past Five Years             Since(2)
     ----                   ------            -------------------             --------
Lewis H. Parham, Jr.          64         Director; self-employed                1995
                                         primarily as a business
                                         consultant   and  investor.
                                         Between  July 1,  1990  and
                                         July 1, 1994,  a partner in
                                         the  law  firm  of  Parham,
                                         Helms   and   Kellam   (now
                                         Parham,    Helms,   Harris,
                                         Blythe & Morton, Charlotte,
                                         North Carolina).

Willie E. Royal               74         Director; presently retired.           1982
                                         Formerly Vice President and
                                         director of Lance, Inc., a snack
                                         food manufacturer
                                         headquartered in Charlotte,
                                         North Carolina until 1986.


         The Board of Directors recommends that you vote FOR the election of the above nominees for director.

------------------

(1)      As of June 30, 1997.
(2)      Includes service as a director of the Association.

Stockholder Nominations

         Article 7.D. of the Company's Articles of Incorporation governs nominations for election to the Board of Directors and requires all such nominations, other than those made by the Board or a committee appointed by the Board, to be made at a meeting of stockholders called for the election of directors, and only by a stockholder who has complied with the notice provisions in that section. Stockholder nominations must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered, or mailed postage prepaid, to the principal executive offices of the Company not later than 90 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting. The Company has received a notice from a stockholder in accordance with Article 7.D. advising the Company of the stockholder's intention to be present at the Annual Meeting and to nominate an individual to serve on the Board of Directors at such time.

         Each written notice of a stockholder nomination shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Committees and Meetings of the Board of the Company and Association

         The Board of Directors of the Company meets on a monthly basis and may have additional special meetings. During the fiscal year ended June 30, 1997, the Board of Directors of the Company met 12 times. No director attended fewer than 75% of the total number of Board meetings or committee meetings on which he served that were held during this period. The Board of Directors of the Company has established the following committees:

         Audit Committee. The Audit Committee consists of Messrs. Logan, McCaskill and Royal (Chairman). The Audit Committee reviews the records and affairs of the Company, meets with the Company's internal auditor, engages the Company's external auditors and reviews their reports. The Audit Committee met four times during fiscal 1997.

         Compensation Committee. The Compensation Committee consists of Messrs. Bradley (Chairman), Parham and Royal. The Compensation Committee, which reviews and recommends compensation and benefits for the Company's employees, met two times in fiscal 1997.

         Nominating Committee. During fiscal 1997, the Nominating Committee consisted of Messrs. Bradley (Chairman), King and Royal. This Committee, which nominates persons to serve on the Board of Directors of the Company, met one time during fiscal 1997.

         The Board of Directors of the Association met 12 times during fiscal 1997. In addition, the Board of Directors of the Association has established an Audit Committee, a Compensation Committee and a Nominating Committee.

Executive Officers Who Are Not Directors

         Set  forth  below  is   information   with  respect  to  the  principal
occupations during the last five years for the one executive officer of the Company and the Association who does not serve as a director.

         A.  Burton  Mackey,  Jr.  Mr.  Mackey has been the Vice  President  and
Treasurer for the Company and the Association since September 1995 and 1979, respectively. Mr. Mackey joined the Association in 1961 and served the Association in various capacities, including Vice President and Controller, prior to becoming a Vice President and the Treasurer in 1979.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. Officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company knows of no person who owns 10% or more of the Company's Common Stock.

         Based solely on review of the copies of such forms furnished to the Company, or written representations from its officers and directors, the Company believes that during, and with respect to, fiscal 1997, the Company's officers and directors satisfied the reporting requirements promulgated under Section 16(a) of the 1934 Act.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                   BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of the Voting Record Date, certain information as to the Common Stock beneficially owned by (i) each person or entity, including any "group" as that term is used in Section 13(d)(3) of the 1934 Act, who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (ii) the directors of the Company, (iii) those executive officers of the Company whose salary and bonus exceeded $100,000 in fiscal 1997, and (iv) all directors and executive officers of the Company and the Association as a group.

                                                               Common Stock
                                                          Beneficially Owned as of
      Name of Beneficial Owner                              September 16, 1997(1)
      ------------------------                              ---------------------
                                                               No.                %
                                                         ------------          ------

Home Federal Savings and Loan Association                1,148,384(2)           6.7%
  Employee Stock Ownership Trust
139 South Tryon Street
Charlotte, North Carolina 28202

The Shelton Companies                                      929,583(3)           5.4(3)
301 S. College Street
3600 One First Union Center
Charlotte, North Carolina 28202

Directors:

  H. Joe King, Jr.                                         404,952(4)           2.3
  J. Harold Barnes, Jr.                                    291,050(5)           1.7
  Ray W. Bradley, Jr.                                       68,039(6)(7)         *
  Joe M. Logan                                              73,939(7)(8)         *
  John M. McCaskill                                         65,039(7)            *
  Lewis H. Parham, Jr.                                     118,039(7)(9)         *
  Willie E. Royal                                           71,539(7)            *

Certain other executive officers:
  A. Burton Mackey, Jr.                                     99,306(7)(10)        *

All directors and executive officers of the Company      1,191,903(2)(11)       6.8%
and the Association as a group (8 persons)
------------

                            (Footnotes on following page)

*        Represents less than 1% of the outstanding Common Stock.

(1) Based upon information provided by the respective beneficial owners and filings with the SEC made pursuant to the 1934 Act. For purposes of this table, pursuant to rules promulgated under the 1934 Act, an individual is considered to beneficially own shares of Common Stock if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares; or
         (2) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares.

(2) The Home Federal Savings and Loan Association Employee Stock Ownership Trust ("Trust") was established pursuant to the Home Federal Savings and Loan Association Employee Stock Ownership Plan ("ESOP") by an agreement between the Association and Messrs. King and Bradley, directors of the Association, and Richard J. Brown, Vice President of the Association, who act as trustees of the plan ("Trustees"). As of the Voting Record Date, 66,052 shares held in the Trust had been allocated to the accounts of participating employees and will be voted by the ESOP Trustees in accordance with the instructions of the employees. Unallocated shares held in the Trust will be voted in the same ratio on any matter as the allocated shares are actually voted. The amount of Common Stock beneficially owned by directors who serve as trustees of the ESOP and by all directors and executive officers as a group does not include the unallocated shares held by the Trust.

(3) Based upon information contained in a Schedule 13D filed with the SEC by The Shelton Companies, a North Carolina general partnership, Third Set, Inc., a North Carolina corporation, and each of Charles M. Shelton, Sr., Sandra G. Shelton, Amanda S. Houser, Charles M. Shelton, Jr., R. Edwin Shelton, Dorothy M. Shelton, Jennifer S. Egues, Winifred
         L. Shelton, Lydia S. Surles, Mark C. Surles and Reid S. Surles. As set forth in the Schedule 13D and based upon an agreement among the parties thereto which is included therein, the reporting entities and individuals are reflected as a group which, in the aggregate, beneficially  own  929,583  shares  or 5.4% of the  outstanding  Common
         Stock.

(4) Includes 87,084 shares held by the Home Federal Savings and Loan Association Savings Plan ("Savings Plan"), 137,540 shares held in the Company's Recognition and Retention Plan ("Recognition Plan") granted to Mr. King and not yet vested which may be voted by Mr. King, 143,270 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days of the Voting Record Date and 2,673 shares allocated to Mr. King's account pursuant to the ESOP.

(5) Includes 78,761 shares held by the Savings Plan, 2,500 shares held by Mr. Barnes' daughter, 15,000 shares held by Mr. Barnes' wife, 2,700 shares held by Mr. Barnes' son, 82,764 shares held in the Recognition Plan granted to Mr. Barnes and not yet vested which may be voted by Mr. Barnes, 85,962 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days of the Voting Record Date and 2,672 shares allocated to Mr. Barnes' account pursuant to the ESOP.

(6)      Includes 1,000 shares held by Mr. Bradley's wife.

(7) Includes 27,508 shares held in the Recognition Plan granted to the individual and not yet vested, which may be voted by the individual. Also includes 28,564 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days of the Voting Record Date.

(8)      Includes 3,100 shares held by Mr. Logan's wife.

(9)      Includes 5,000 shares held by Mr. Parham's wife.

(10) Includes 32,286 shares held by the Savings Plan, 1,750 shares held by Mr. Mackey's wife and 2,231 shares allocated to Mr. Mackey's account in the ESOP.

(11) Includes 145,000 shares held by the Savings Plan for the account of all directors and executive officers as a group, 401,156 shares which may be acquired by all directors and executives officers as a group upon the exercise of stock options exercisable within 60 days of the Voting Record Date, 385,352 shares held in the Recognition Plan on behalf of all directors and executive officers as a group, which may be voted by such individuals pending vesting and distribution, and 7,576 shares held in the ESOP for the account of all directors and executive officers as a group.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth a summary of certain information concerning the compensation paid by the Association for services rendered in all capacities during the three years ended June 30, 1997 to the President and Chief Executive Officer of the Association and the other executive officers of the Association and its subsidiary whose total compensation during the last fiscal year exceeded $100,000.

                                                  Annual Compensation                 Long Term Compensation
                                    --------------------------------------  ---------------------------------------
                                                                                     Awards                Payouts
        Name and          Fiscal                           Other Annual
    Principal Position     Year     Salary(1)    Bonus     Compensation(2)
                                                                            ---------------------------   ---------
                                                                               Stock        Number of        LTIP       All Other
                                                                             Grants(3)       Options       Payouts   Compensation(4)
------------------------------------------------------------------------------------------------------------------------------------
H. Joe King, Jr.           1997     $299,200     $47,500        --           $2,982,899       429,812         --          $48,605
 President and Chief       1996      277,400      47,500        --               --                --         --            3,861
 Executive Officer         1995      259,900      10,370        --               --                --         --           30,000
------------------------------------------------------------------------------------------------------------------------------------
J. Harold Barnes, Jr.      1997     $180,100     $27,000        --           $1,794,944       257,887         --          $48,588
Executive Vice             1996      167,000      27,000        --               --                --         --            2,214
  President                1995      157,600       6,595        --               --                --         --           23,132
------------------------------------------------------------------------------------------------------------------------------------
A. Burton Mackey, Jr.      1997     $117,460     $15,600        --           $ 596,580         85,962         --          $40,132
Vice President and         1996      107,860      15,600        --               --                --         --            1,595
   Treasurer               1995      101,860      12,505        --               --                --         --           29,870
====================================================================================================================================

(1) Includes directors' fees from the Association and its wholly owned subsidiary, Home Federal Savings Service Corporation ("Service Corporation") with respect to Messrs. King and Barnes and director's fees from the Service Corporation with respect to Mr.
         Mackey.

(2) Does not include amounts attributable to miscellaneous benefits received by the named executive officers. In the opinion of management of the Association, the costs to the Association of providing such benefits to the named executive officer during the indicated periods did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(3) Represents the grant of shares of restricted Common Stock pursuant to the Recognition Plan, which had the indicated value at the date of grant and had a fair market value of $2,836,762, $1,707,008 and $567,353 for Messrs. King, Barnes and Mackey, respectively, at June 30, 1997. Twenty percent of the shares awarded vested immediately upon grant and 20% vest each year over four years commencing one year from December 30, 1996.

(4) In fiscal 1997, represents matching contributions of $4,500, $4,500 and $3,320, on behalf Messrs. King, Barnes and Mackey, respectively, under the Savings Plan and allocations of Common Stock with a fair market value of $44,105, $44,088 and $36,812, to Messrs. King, Barnes and Mackey, respectively, pursuant to the ESOP.

Stock Options

         The following table sets forth certain information concerning exercises of stock options by the named executive officers during the year ended June 30, 1997 and stock options held at June 30, 1997.

                                           Aggregated Option Exercise in Last Fiscal Year
                                                     and Year End Option Values

                                                                         Number of                            Value of
                              Shares                                    Unexercised                          Unexercised
                            Acquired on         Value               Options at Year End                      Options at
         Name                Exercise         Realized                                                       Year End(1)
                                                          --------------------------------------------------------------------------
                                                              Exercisable        Unexercisable     Exercisable      Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
H. Joe King, Jr.                --               --              143,270            286,542          $405,454          $810,914
------------------------------------------------------------------------------------------------------------------------------------
J. Harold Barnes, Jr.           --               --               85,962            171,925           243,272           486,548
------------------------------------------------------------------------------------------------------------------------------------
A. Burton Mackey, Jr.           --               --               28,654            57,308             81,091           162,182
====================================================================================================================================

(1)      Based on a per share market price of $16.50 at June 30, 1997.

         The following table sets forth certain information concerning grants of stock options to the named executive officers during the year ended June 30, 1997.

                                         Option Grants in Last Fiscal Year

====================================================================================================================================
                                                                                                            Potential Realizable
                                                                                                              Value at Assumed
                                          Individual Grants                                                     Annual Rates
                                                                                                               of Stock Price
                                                                                                                Appreciation
                                                                                                             for Option Term(4)
------------------------------------------------------------------------------------------------------------------------------------
                            Options        % of Total Options        Exercise         Expiration
         Name               Granted      Granted to Employees(1)     Price(2)           Date(3)              5%             10%
------------------------------------------------------------------------------------------------------------------------------------
H. Joe King, Jr.            429,812                27.8%              $13.67       December 30, 2006      $3,696,383    $9,365,603
------------------------------------------------------------------------------------------------------------------------------------
J. Harold Barnes, Jr.       257,887                 16.7               13.67       December 30, 2006       2,217,828     5,619,357
------------------------------------------------------------------------------------------------------------------------------------
A. Burton Mackey, Jr.       85,962                   5.6               13.67       December 30, 2006         739,273     1,871,477
====================================================================================================================================

(1) Percentage of options granted to all employees and directors during fiscal 1997.

(2) The exercise price was equal to the fair market value of a share of Common Stock on the date of grant as adjusted pursuant to the terms of the Stock Option Plan for a return on capital distributed by the Company in March 1997.

(3) The stock options were granted on December 30, 1996. One-third of the options vested and became exercisable on the date of grant and one-third vest and become exercisable each year over two years commencing one year from the date of grant.

(4) Assumes compounded rates of return for the remaining life of the options and future stock prices of $22.27 and $35.46 at compounded rates of return of 5% and 10%, respectively.


Directors' Fees

         Members of the Board of Directors of the Association receive $1,500 for each regular monthly meeting of the Board of Directors attended. Directors are permitted one excused absence per year and otherwise receive one-half of the normal monthly payment for each unexcused absence thereafter. Members of the Board serving on committees do not receive any additional compensation for serving on such committees. Members of the Board of Directors of the Company are not separately compensated for attendance at meetings of the Board of the Company.

Employment Agreements

         In connection with the Association's December 1995 conversion, the Company and the Association (the "Employers") entered into employment agreements with each of Messrs. King and Barnes (the "Executives"). The Employers have agreed to employ the Executives for a term of three years, in each case in their current respective positions. The Executives' compensation and expenses shall be paid by the Company and the Association in the same proportion as the time and services actually expended by the Executives on behalf of each respective Employer. The employment agreements will be reviewed annually by the Boards of Directors of the Employers, and the term of the Executives' employment agreements shall be extended each year for a successive additional one-year period upon approval of the Employers' Board of Directors, unless either party elects, not less than 30 days prior to the annual anniversary date, not to extend the employment term.

         Each of the employment agreements are terminable with or without cause by the Employers. The officer has no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the Employers for cause, disability or retirement. The agreements provide for certain benefits in the event of the Executives' death. In the event that (i) the officer terminates his employment because of failure of the Employers to comply with any material provision of the employment agreement or the Employers change the officers' title or duties or (ii) the employment agreement is terminated by the Employers other than for cause, disability, retirement or death or by the officer as a result of certain adverse actions which are taken with respect to the officer's employment following a change in control of the Company, as defined, the employee will be entitled to a cash severance amount equal to three times the employee's base salary, as defined.

         A change in control is generally defined in the employment agreements to include any change in control of the Company required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 25% or more of the Company's outstanding voting securities and (ii) a change in a majority of the directors of the Company during any two-year period without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period.

         Each employment agreement provides that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then such payments and benefits received thereunder shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being non-deductible by the Employers for federal income tax purposes. Excess parachute payments generally are payments in excess of three times the recipient's average annual compensation from the employer includable in the recipient's gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred. Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

         Although the above-described employment agreements could increase the cost of any acquisition of control of the Company, management of the Company does not believe that the terms thereof would have a significant anti-takeover effect.

Benefits

         Profit Sharing Plan. The Association maintains the Savings Plan, which was converted from a Money Purchase Pension Plan to a 401(k) Profit Sharing Plan effective November 30, 1995. Employees are eligible to participate on the first day of January of any year after completing one year of service with the Association. The Savings Plan permits participants, subject to the limitations imposed by Section 401(k) of the Code, and the satisfaction of certain other legal requirements, to make voluntary tax deferred contributions in an amount up to 9% of their annual base compensation. The Association may also contribute to the Savings Plan additional amounts in its discretion. The Association's matching contributions charged to expense for the year ended June 30, 1997 was approximately $76,000.

         Discretionary contributions made by the Association to the Savings Plan are allocated to the accounts of plan participants in proportion to each participant's compensation for the plan year. Benefits from the plan are payable upon a participant's death, disability, retirement at age 65 or early retirement (as defined therein), at which time the participant who separates from service prior to one of those events will be entitled to a portion of his benefits. All amounts deferred by employees are 100% vested. Vesting of matching and discretionary contributions is 100% after five years of service. The Savings Plan also provides for payment of benefits prior to separation from service to a participant experiencing financial hardship, as determined under the terms of the Savings Plan. The payment of benefits under the Savings Plan may be made in a single cash payment, in installments or by the purchase of an annuity.

         Non-Employee Directors' Retirement Plan. The Association adopted a Non-Employee Directors' Retirement Plan ("Directors' Plan") during fiscal 1994 for the benefit of non-employee directors. Upon the later of retirement or attaining the age of 65, a director who has completed ten years of continuous service as a non-employee director is entitled to receive for a period of up to ten years an annual benefit of up to 100% of the total amount of annual directors' fees during the twelve months preceding retirement. The Director's Plan also provides a death benefit to a surviving spouse. During fiscal 1997, the Association accrued approximately $54,000 related to the Directors' Plan.

         Supplemental Income Agreements. The Association has entered into Supplemental Income Agreements (the "Agreements") with certain of its key employees in recognition of their past service and to encourage future performance. The Agreements provide for a monthly benefit to certain key employees following their retirement, which commences with the month of retirement and ends on the later of the month in which the employee dies or the 180th monthly payment. The Agreements further provide that all 180 monthly payments will be made to the employees, or their respective designated beneficiaries or estate in the event of premature death. The amount of the monthly benefit varies among each of the employees who are parties to the Agreements. The Agreements for Messrs. King, Barnes and Mackey provide for monthly retirement benefits of $3,600, $2,000 and $1,500, respectively. The Association is providing for the present value of such benefits over the estimated remaining period of employment. The agreements are to be funded by life insurance policies owned by the Association on such employees. Deferred compensation expense was approximately $32,000, $31,000 and $115,000 for fiscal 1997, 1996 and 1995, respectively.

         Retirement Payment Agreement. The Association entered into a Retirement Payment Agreement (the "Retirement Agreement") with Mr. King, in 1985, which was amended and restated in 1992. The Retirement Agreement provides a monthly retirement benefit to Mr. King in the amount of $2,345 commencing with the month he retires and ending on the later of the month he dies or the 180th monthly payment of such amount. The Retirement Agreement further provides that all 180 monthly payments will be made to Mr. King's designated beneficiary or his estate in the event of his premature death.

         Employee Stock Ownership Plan. The Association has established the ESOP for employees of the Association. Employees of the Association who have been credited with at least 1,000 hours of service during a twelve month period are eligible to participate in the ESOP.

         In connection with the mutual to stock conversion of the Association, the ESOP borrowed $9.0 million from HFNC Investment Corp., a wholly-owned, Delaware-based subsidiary of the Company, to purchase Common Stock issued in the Conversion. The loan to the ESOP is being repaid principally from the Association's contributions to the ESOP over a period of 15 years, and the collateral for the loan is the Common Stock purchased by the ESOP. The interest rate on the loan is 8.75%. The Association may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by the Company or upon the sale of treasury shares by the Company. Such purchases, if made, would be funded through additional borrowing by the ESOP or additional contributions from the Association. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

         Shares purchased by the ESOP with the proceeds of the loan are held in a suspense account and released on a pro rata basis as debt service payments are made. Discretionary contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation. Forfeitures will be reallocated among remaining participating employees and may reduce any amount the Association might otherwise have contributed to the ESOP. Participants become vested in their right to receive their account balances within the ESOP upon completion of their fifth year of service. In the case of a "change in control," as defined, however, participants will become immediately fully vested in their account balances, subject to certain tax considerations. Benefits may be payable upon retirement, early retirement, disability or separation from service. The Association's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

         Generally accepted accounting principles require that any third party borrowing by the ESOP be reflected as a liability on the Company's statement of financial condition. Since the ESOP has borrowed from HFNC Investment Corp., such obligation is not treated as a liability, but is excluded from stockholders' equity.

Transactions With Certain Related Persons

         All loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features.

         The Association's policy provides that all loans made by the Association to its directors and officers are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The Association's policy provides that such loans may not involve more than the normal risk of collectibility or present other unfavorable features. As of June 30, 1997, mortgage and consumer loans to employees aggregated $4.7 million or 2.9% of the Company's stockholders' equity as of such date. All such loans were made by the Association in accordance with the aforementioned policy.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Board of Directors recommends compensation for the Association's employees, which is then ratified by the full Board of Directors. During the fiscal year ended June 30, 1997, the members of the Committee were Messrs. Bradley (Chairman), Parham and Royal. During fiscal 1997, no member of the Compensation Committee was a former or current full-time officer or employee of the Company or the Association. The report of the Compensation Committee with respect to compensation for the Chief Executive Officer and all other executive officers for the fiscal year ended June 30, 1997 is set forth below:

         Report of the Compensation Committee

         The goals of the Committee are to assist the Board of Directors of the Company, the Association and its subsidiaries in attracting and retaining qualified management, motivating executives to achieve performance goals and ensuring that the financial interests of management are reasonable and consistent with industry standards, management performance and shareholders' interests. The Committee has commissioned an outside consulting firm to conduct a compensation study and has reviewed the findings and recommendations in such study regarding long-term compensation.

         In order to establish compensation levels for the Company's Chief Executive Officer and other executive officers, the Compensation Committee considered the overall financial, market and competitive performance of the Company during its first fiscal year as a public company, including net income of the Company and expense and efficiency ratios. The Compensation Committee also considered the successful completion of the conversion and the role specific officers played in the conversion. Further, with respect to the Association's other executive officers, the Committee considered salary and bonus recommendations prepared by the Chief Executive Officer to establish fiscal 1997 compensation.

         Based upon the above factors, the Committee increased Mr. King's base salary by approximately $21,800 or 7.6% to $299,200 and Mr. King was given a bonus of $47,500 for his service during fiscal 1997. The Committee provided for salary increases and bonuses for the other executive officers. In addition, during the fiscal year, awards were made to Mr. King and other executive officers under the Company's Stock Option Plan and the Company's Recognition and Retention Plan.

         Following review and approval by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for their approval. Messrs. King and Barnes do not participate in the review of their compensation.


                          Ray W. Bradley, Jr., Chairman
                              Lewis H. Parham, Jr.
                                 Willie E. Royal

         Performance Graph

         The following graph demonstrates comparison of the cumulative total returns for the Common Stock of the Company, the SNL Securities $500 million to $1 Billion Thrift Asset Size Index and the Nasdaq Stock Market Index since the Company's initial public offering in December 1995.








                 [GRAPHIC-GRAPH PLOTTED TO POINTS LISTED BELOW]






                         We need data for this page!!!






















         The above graph represents $100 invested in the Company's initial public offering of Common Stock on December 28, 1995 at $10.00 per share. The Common Stock commenced trading on the Nasdaq Stock Market on December 28, 1995. The cumulative total returns include the payment of dividends by the Company.

                     RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors of the Company has appointed Deloitte & Touche LLP, independent certified public accountants, to perform the audit of the Company's financial statements for the year ending June 30, 1998, and further directed that the selection of auditors be submitted for ratification by the stockholders at the Annual Meeting.

         The Company has been advised by Deloitte & Touche LLP that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Deloitte & Touche LLP will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and who will be available to respond to appropriate questions.

         The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending June 30, 1998.

                              STOCKHOLDER PROPOSALS

         Any proposal which a stockholder wishes to have included in the proxy materials of the Company relating to the next annual meeting of stockholders of the Company, which is scheduled to be held in October 1998, must be received at the principal executive offices of the Company, 139 South Tryon Street, Charlotte, North Carolina 28202, Attention: Ann G. Benton, Secretary, no later than June 6, 1998. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the 1934 Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

         Stockholder proposals which are not submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the 1934 Act may be brought before an annual meeting pursuant to Article 8.C. of the Company's Articles of Incorporation, which provides that business at an annual meeting of stockholders must be (a) properly brought before the meeting by or at the direction of the Board of Directors, or (b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not later than ninety (90) days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of stockholders of the Company. No such proposals were received by such date. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of such Article 8, Section C, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. This provision is not a limitation on any other applicable laws and regulations.

                                 ANNUAL REPORTS

         A copy of the Company's Annual Report to Stockholders for the year ended June 30, 1997 accompanies this Proxy Statement. Such annual report is not part of the proxy solicitation materials.

         Upon receipt of a written request, the Company will furnish to any stockholder without charge a copy of the Company's Annual Report on Form 10-K for fiscal 1997 required to be filed under the 1934 Act. Such written requests should be directed to A. Burton Mackey, Jr., Vice President and Treasurer, HFNC Financial Corp., 139 South Tryon Street, Charlotte, North Carolina 28202. The Form 10-K is not part of the proxy solicitation materials.

                                  OTHER MATTERS

         Each proxy solicited hereby also confers discretionary authority on the Board of Directors of the Company to vote the proxy with respect to the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. Management is not aware of any business that may properly come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

         The cost of the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company's Common Stock. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

         YOUR VOTE IS IMPORTANT! WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED POSTAGE- PAID ENVELOPE.

                                 REVOCABLE PROXY
                              HFNC FINANCIAL CORP.

        [ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HFNC FINANCIAL CORP. ("COMPANY") FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 24, 1997 AND AT ANY ADJOURNMENT THEREOF.

  The undersigned, being a stockholder of the Company as of September 16, 1997, hereby authorizes the Board of Directors of the Company or any successors thereto as proxies with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Holiday Inn Center City located at 230 North College Street, Charlotte, North Carolina, on Friday, October 24, 1997 at 11:00 a.m., Eastern Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:

1. ELECTION OF DIRECTORS

   Nominees for a one-year term:

   H. Joe King, Jr., J. Harold Barnes, Jr., Ray W.Bradley, Jr., Joe M. Logan, John M. McCaskill, Lewis H. Parham, Jr. and Willie E. Royal

                [   ] FOR      [   ] WITHHOLD      [   ] EXCEPT


INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below. Unless authority to vote for all of the foregoing nominees is withheld, this Proxy will be deemed to confer authority to vote for each nominee whose name is not written on the line below.


--------------------------------------------------------------------------------
2. PROPOSAL to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending June 30, 1998.

                [   ] FOR      [   ] AGAINST      [   ] ABSTAIN

In their discretion, the proxies are authorized to vote with respect to approval of the minutes of the last meeting of stockholders, the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

                         Please be sure to sign and date
                          this Proxy in the box below.

                   _________________________________________
                                      Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above

   Detach above card, sign, date and mail in postage paid envelope provided.

                              HFNC FINANCIAL CORP.

   The Board of Directors recommends that you vote FOR the Board of Directors' nominees listed above and FOR Proposal 2. Shares of common stock of the Company will be voted as specified. If no specification is made, shares will be voted for the election of the Board of Directors' nominees to the Board of Directors, for Proposal 2 and otherwise at the discretion of the proxies. This proxy may not be voted for any person who is not a nominee of the Board of Directors of the Company. This proxy may be revoked at any time before it is exercised.

   The above signed hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of HFNC Financial Corp. called for October 24, 1997, a Proxy Statement for the Annual Meeting and the 1997 Annual Report to Stockholders.

   Please sign exactly as your name(s) appear on this Proxy. Only one signature is required in the case of a joint account. When signing in a representative capacity, please give title.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY